EXHIBIT 99.1

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600

FOR IMMEDIATE RELEASE

ImageWare Systems Adjourns Special Shareholders’ Meeting
until January 12, 2006 to Vote on Reincorporation Proposal

San Diego, CA - December 15, 2005 - ImageWare Systems, Inc. (AMEX:IW) today announced that it adjourned its special meeting of shareholders that took place today in order to continue to solicit votes in favor of its Delaware reincorporation proposal. The special meeting had been convened to vote on approval of a reincorporation merger, the sole purpose of which was to change ImageWare’s state of incorporation from California to Delaware. The ImageWare special meeting was adjourned and the vote postponed until January 12, 2006 at 11:00 a.m. Pacific time at The Radisson Suite Hotel, Rancho Bernardo, 11520 West Bernardo Court, San Diego, California  92127.

Valid proxies submitted by ImageWare shareholders prior to the December 15, 2005 meeting will continue to be valid for purposes of the reconvened meeting. ImageWare shareholders are entitled to change their votes or revoke their proxies at any time prior to the vote being taken. ImageWare has retained Georgeson Shareholder to assist it in soliciting proxies and will pay fees of approximately $7,500 plus reimbursement of expenses for these services.

ImageWare shareholders as of the November 1, 2005 record date who have not voted and wish to do so should contact Wayne Wetherell, ImageWare’s CFO and Corporate Secretary, at (858) 673-8600.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a world leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Canada and Germany. For more information visit www.iwsinc.com.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to references to the proposed reincorporation merger and shareholder vote thereon.  Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. . For a discussion of factors that could cause our actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange commission. Forward-looking statements are based on the beliefs, opinions, and expectations of the parties at the time they are made, and Imageware does not assume any obligation to update the forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.